Exhibit 99.1

MURPHY OIL ANNOUNCES ELECTION OF NEW DIRECTORS

EL DORADO, Arkansas, August 5, 2011 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) announced today that Steven A. Cossé and Walentin (Val) Mirosh have been elected to the Company’s Board of Directors effective August 3, 2011.

Mr. Cossé retired from Murphy Oil in March of this year, where he served as Executive Vice President and General Counsel. He previously held positions as Senior Vice President, Vice President and Principal Financial Officer while maintaining his role as General Counsel throughout his tenure with Murphy Oil Corporation. Prior to that, Mr. Cossé served as General Counsel for Ocean Drilling & Exploration Company (ODECO) in New Orleans, Louisiana, a NYSE listed majority owned subsidiary of Murphy.

He received a Bachelor of Arts degree from Southeastern Louisiana University in 1969 and a Juris Doctor degree from Loyola University in 1974. Mr. Cossé presently serves on the boards of the Arkansas Research Alliance, Simmons First Bank of El Dorado, Simmons First National Corporation, and SHARE Foundation (chairman). Mr. Cossé is a member of the Louisiana Bar Association, Arkansas Bar Association and Union County Bar Association.

Mr. Mirosh is President of Mircan Resources, Inc., a private consulting company based in Calgary, Canada and is a member of its Board of Directors. He previously held positions as Vice President and Special Advisor to the President and Chief Operating Officer of NOVA Chemicals Corp.

He received a Bachelor of Science degree in 1968 from the University of Alberta, a Masters degree from the University of Waterloo in 1970, and a Bachelor of Laws degree in 1973 from the University of Alberta. Mr. Mirosh currently serves on the Board of Directors of Superior Plus, TC Pipelines, and Alberta Economic Development Authority. He is Director of Latin American Research Center at the University of Calgary, and Co-Chairman of the Advisory Council to the Faculty of Social Sciences.

William C. Nolan, Jr., Chairman of the Board of Murphy commented, “We are delighted to bring onto our Board two individuals with tremendous business acumen and experience in our industry.”

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